Exhibit 3.1.24

CERTIFICATE OF INCORPORATION

OF

McCLATCHY MANAGEMENT SERVICES, INC.

FIRST:            The name of the corporation is McClatchy Management Services, Inc.

SECOND:       The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:           The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:        The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is one thousand (1,000).

FIFTH:             The business and affairs of the corporation shall be managed by or wider the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the bylaws so provide.

SIXTH:             The board of directors is authorized to make, adopt, amend, alter or repeal the bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Michelle Rowe Hallsten

Gray Cary Ware & Freidenrich LLP

400 Capitol Mall, Suite 2400

Sacramento, CA 95814

EIGHTH:        To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 28th day of November, 2001.

/s/ Michelle Rowe-Hallsten
Michelle Rowe-Hallsten, Incorporator